12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	ofejecutivas@adslmail.entelnet.bo

FOR IMMEDIATE RELEASE

CONTACT:      Sabrina Martinez in Investor Relations: (801) 619-9320

      Golden Eagle Reports Significant Increase in Gold Recovered as Cangalli Underground Mine Accelerates Production
Targeted Mining System Leads to One of Best Production
Months Ever; Company Announces Conference Call

      SALT LAKE CITY, UTAH—(PR NEWSWIRE) — May 6, 2004

Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Cangalli gold mine increased production by recovering 15,021 grams, or 483 troy ounces, of gold in April. A total of 60% of that gold production, 9,057 grams or 291 troy ounces, came from the Cangalli underground targeted mining (TPS) in the higher-grade paystreaks. April’s results were 20% better than the previous month.

        “Over the past four months we have met and overcome several challenges in our production efforts, but we now believe that our gold production numbers will continue to increase each month,” stated CEO, Terry C. Turner. “However, we are particularly encouraged to see our TPS mining system producing 60% of our gold from less than 10% of the ore mined in April. On average, this is one of our best production months ever and we are still in the middle of our shakeout period for our target underground mining. TPS works—and promises great things for the future.”

        The company’s Cangalli operations focused efforts on bringing the underground TPS system into consistent production and campaigning more underground ore through the recovery plant. The underground mine processed 3,234 tonnes, with an average grade of 2.80 grams per tonne, or 9.3 times higher than the open pit ore grade. The last 7 days of April the company exclusively campaigned underground targeted mining ore, and TPS produced at a rate of 200 tpd, progressing toward a projected rate of 375 tpd in this initial start-up phase. At current gold grades, Golden Eagle estimates that once the 375 tpd level is reached, the Cangalli plant will recover over 1,000 troy ounces per month from its current 25-meter working face in its underground mine. The company emphasized its plans to double the size of its current 25-meter working face once the production methods in the mine have been refined, and will continue to add working faces as mine development progresses.

        As a result of the success of underground TPS mining, Golden Eagle intends to decrease more expensive open pit operations substantially over time, while dedicating resources and plant capacity to higher-grade ore from its targeted underground operations. This transition is expected to positively impact gold production levels.

        In April, the Cangalli open pit mined 30,714 tonnes, presenting 19,814 tonnes of ore to the plant, with an average grade of .602 grams per cubic meter, or .301 grams per tonne, for a total production of 5,964 grams, or 192 troy ounces, of gold.

        Golden Eagle also announced today that its CEO, Terry C. Turner, will host a conference call on Monday, May 10, 2004, at 4:15 p.m. EDT (3:15 p.m. CDT; 2:15 p.m. MDT and 1:15 p.m. PDT) to discuss the success of underground targeted mining (TPS) at the company’s Cangalli gold mine in western Bolivia, as well as progress on the company’s Buen Futuro gold and copper deposit in eastern Bolivia.

        “I look forward to focusing this conference call on answering our shareholders’ questions, as well as discussing our strategy for success in the future,” stated Mr. Turner.

        Those wishing to participate in the conference call should dial: 1(800) 818-5264, 5 to 10 minutes prior to the beginning of the call, and ask for the “Golden Eagle conference call.” Streaming audio of the call will be available on Golden Eagle’s website, www.geii.com, within 24 hours after the call.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release, or in Golden Eagle’s Conference Call on Monday, May 10, 2004, are, and will be, forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein or in its Conference Call on May 10, 2004.

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